EXHIBIT 8.2

Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP

October 15, 2008

Applied Biosystems Inc.

301 Merritt 7

Norwalk, Connecticut 06851

Ladies and Gentlemen:

We have acted as counsel to Applied Biosystems Inc., a Delaware corporation (“Applied Biosystems”), in connection with the Agreement and Plan of Merger, dated as of June 11, 2008, as amended on September 9, 2008 and October 15, 2008, by and among Applied Biosystems, Invitrogen Corporation, a Delaware corporation (“Invitrogen”), Atom Acquisition LLC, a Delaware limited liability company wholly owned by Invitrogen (“Acquisition Sub”), and Atom Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquisition Sub (“Merger Sub”) (as amended, the “Agreement”). You have requested our opinion with respect to certain United States federal income tax consequences in connection with: (i) the merger of Merger Sub with and into Applied Biosystems, with Applied Biosystems surviving (the “Merger”), and (ii) the subsequent merger of Applied Biosystems with and into Acquisition Sub, with Acquisition Sub surviving (the “Second Merger” and together with the Merger, the “Mergers”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

This opinion is being delivered in connection with Post-Effective Amendment No. 1, filed on the date hereof, to the Registration Statement on Form S-4, initially filed on August 4, 2008, as amended through the effective date thereof (the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the Effective Time, of the facts, information, representations,

Applied Biosystems, Inc.

October 15, 2008

covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by Invitrogen, Merger Sub, Acquisition Sub and Applied Biosystems, including factual statements and representations set forth in letters dated the date hereof from officers of Invitrogen, Merger Sub, Acquisition Sub and Applied Biosystems (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Invitrogen, Merger Sub, Acquisition Sub and Applied Biosystems, including those set forth in the Representation Letters, and we have assumed that the Representation Letters will be re-executed by appropriate officers as of the Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Mergers or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Applied Biosystems, Inc.

October 15, 2008

Based solely upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” does not purport to summarize all possible United States federal income tax consequences of the Mergers applicable to Applied Biosystems stockholders, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Mergers that are anticipated to be material to Applied Biosystems stockholders, subject to the qualifications and conditions set forth in the Registration Statement.

Except as expressly set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Mergers or of any transaction related to or contemplated by the Mergers. This opinion is delivered to you solely for your benefit in connection with the transaction referred to herein. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP